Exhibit 10.1

COCA-COLA PLAZA
ATLANTA, GEORGIA
ALEXANDER B. CUMMINGS		ADDRESS REPLY TO:
EXECUTIVE VICE PRESIDENT AND		P.O. BOX 1734
CHIEF ADMINISTRATIVE OFFICER		ATLANTA, GEORGIA 30301

404-676-6926
FAX: 404-515-2411

June 22, 2009

Ms. Cynthia McCague

Atlanta, Georgia  30342

Dear Cynthia:

This letter provides the terms of your separation agreement with The Coca-Cola Company (the “Company”).

1.               Effective with the appointment of a successor and no later than December 31, 2009 (the “Transition Date”), you will step down from your current position of Senior Vice President Human Resources and resign your position as an officer of the Company.  From the appointment of your successor through April 30, 2010, you will continue to work your normal schedule as a Senior Advisor working on special projects as reasonably requested and assigned through my office.  From the Transition Date through the “Separation Date” (as hereinafter defined) you shall remain an active employee of the Company, while holding the role as a Senior Advisor working on special projects as reasonably requested and assigned through my office.  In connection therewith, you will attend meetings at the Company’s offices or elsewhere as reasonably required.

2.               You and the Company have mutually agreed that your employment with the Company will terminate on April 30, 2010 (the “Separation Date”).  You shall remain entitled to receive and be paid all compensation and benefits otherwise arising and accruing or available to you through and including the Separation Date.  Additionally, you will be reimbursed for up to $10,000 in financial planning and related expenses incurred by you in 2009.  You will also be reimbursed for up to $10,000 in financial planning and related expenses incurred by you in 2010 prior to the Separation Date.

3.               If you sign the enclosed release, you will receive a benefit under the Company’s Severance Pay Plan equivalent to two years of salary, based on your current annual salary of $525,000.  This amount will be paid in a lump sum amount within fourteen (14) days after your Separation Date.  If payment or provision of any amount or benefit hereunder that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”) at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.

4.               Your retirement benefits will consist of those benefits from the Employee Retirement Plan, the Supplemental Pension Benefit Plan, the Thrift and Investment Plan, the Deferred Compensation Plan, the Supplemental Thrift Plan, and all other plans in which you participate and in which benefits are vested as of your Separation Date.  Payments under the Supplemental Pension Plan will begin approximately six months following your Separation Date.  You will receive a lump sum distribution of your Supplemental Thrift Plan account pursuant to the terms of the plan, paid in a lump sum approximately six months following your Separation Date.

5.               You will receive an annual incentive award for 2009.  The actual payment amount is contingent upon actual Company performance and will be based on 100% of target for your individual performance.  Your change in role and your agreed upon separation from the Company shall have no effect on the amount of this payment. Any award will be paid on or before March 15, 2010. You will receive a pro-rata annual incentive award for 2010, based on your current base salary contingent on actual Company performance and based on 100% of target for your personal performance.  The award will be paid on or before March 15, 2011.

6.               Pursuant to the terms of the Company’s long term incentive programs and plans and your related Restricted Stock Agreements, your rights and benefits under each of the plans are summarized below.  You will not receive any additional equity grants.

2005-2007 Plan

•                  The number of shares earned will be released in December 2009.

2006-2008 Plan

•                  The number of shares earned will be released within six months of your Separation Date.

2007-2009 Plan

•                  The Performance Period continues.  Shares remain subject to forfeiture until certification of results (February 2010).  If the Performance Criteria are met, the applicable number of shares will be released to you within six months of your Separation Date.

2008-2010 Plan

•                  The Performance Period continues.  Shares remain subject to forfeiture until certification of results (February 2011).  If the Performance Criteria are met, the applicable number of shares previously granted will be released to you on March 1, 2011.

8.               All options which you received in or before 2008 will be fully vested as of your Separation Date and exercisable according to the terms of the Company’s applicable stock option plans and programs as well as your related Stock Option Grant Agreements.  75% of the options granted to you in 2009 will be forfeited.  When you exercise your vested stock options, you will be personally liable for paying any taxes owed on such exercises.  You will not receive any additional stock option grants.

9.               You will receive retiree health coverage from and after the Separation Date.

10.         The Company will provide and directly pay for up to $40,000 in executive coaching and transitional services to be mutually agreed.  The Company’s agreement shall not be unreasonably withheld or delayed.

11.         The terms and conditions in this letter are further conditioned upon your signing (as of the Separation Date) and adhering to the attached Full and Complete Release and Agreement on Confidentiality and Competition.

Cynthia, thank you for the time you have devoted to the Company.  Please feel free to give me a call if you have any questions or would like more information regarding the above.  While management has approved the terms of this agreement, it is subject to Compensation Committee approval, which will be requested at such Committee’s next scheduled meeting (in July) and the Agreement will become effective at that time.

Sincerely,

/s/ Alex Cummings

Alex Cummings

Agreed to and accepted this 22nd day of June, 2009.

/s/ Cynthia McCague
Cynthia McCague

FULL AND COMPLETE RELEASE

AND AGREEMENT ON COMPETITION,

TRADE SECRETS AND CONFIDENTIALITY

Release.

I, Cynthia McCague, in consideration of severance payments under The Coca-Cola Company Severance Pay Plan, the payments and benefits described in the attached separation letter dated June 22, 2009 (the “Separation Letter”), and other good and valuable consideration, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The Coca-Cola Company and its subsidiaries, affiliates, joint ventures, joint venture partners, and benefit plans (collectively “the Company”), and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives (collectively and along with the Company the “Releasees”), from all debts, claims, actions, causes of action (including without limitation those under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq. (the “FLSA”); the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq. (“ERISA”); the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. (“WARN”); and those federal, state, local, and foreign laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (the “ADEA”), as amended by the Older Workers Benefit Protection Act, 104 Stat. 978 (the “OWBPA”); the Equal Pay Act of 1963, 9 U.S.C.§ 206, et seq. (the “EPA”); Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq. (“Title VII”); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. (the “ADA”); the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq.; the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and

2611 et seq. (the “FMLA”); and comparable state, local, and foreign causes of action, whether statutory or common law), suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys’ fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall, or may have, from the beginning of time through the date on which I sign this Full and Complete Release and Agreement on Trade Secrets, Competition and Confidentiality (this “Agreement”), including without limitation those arising out of or related to my employment or separation from employment with the Company (collectively the “Released Claims”).

I acknowledge and represent that (1) I have received all leave required under the FMLA, and (2) do not claim that Releasees violated or denied me rights under the FMLA.  I further acknowledge and represent that I (1) was properly classified under the Fair Labor Standards Act of 1938, as amended (“FLSA”), (2) have been fully paid for hours I worked for the Company and (3) do not claim that Releasees violated or denied me rights under the FLSA.

I fully understand and agree that:

1.              this Agreement is in exchange for severance payments under The Coca-Cola Company Severance Pay Plan, the Separation Letter and other good and valuable consideration, to which I would otherwise not be entitled;

2.              no rights or claims are released or waived that may arise after the date this Agreement is signed by me, and no any indemnification rights I may have are not released or waived;

3.              nothing in this Agreement shall prohibit me from challenging the validity of the above release as to any claims under the ADEA or from filing a charge or complaint with the Equal Employment Opportunity Commission (the “EEOC”) or any other government agency so long as I do not seek, accept or receive any individual relief whether monetary or equitable in or as a result of any such charge or complaint;

4.              I am hereby advised to consult with an attorney before signing this Agreement;

5.              I have 21 days from my receipt of this Agreement within which to consider whether to sign it;

6.              I have seven days following my signature of this Agreement to revoke the Agreement; and

7.              this Agreement shall not become effective or enforceable until the revocation period of seven days has expired.

If I choose to revoke this Agreement, I must do so by notifying the Company in writing.  This written notice of revocation must be mailed by U.S. first class mail, or U.S. certified mail within the seven-day revocation period and addressed as follows:

The Coca-Cola Company

Ginny Sutton

One Coca-Cola Plaza

Atlanta, GA 30313

If there is any claim for loss of consortium, or any other similar claim, arising out of or related to my employment or separation of employment with the Company, I will indemnify and hold the Company harmless from any liability, including costs and expenses (as well as reasonable attorneys’ fees) incurred by the Company as a result of any such claim.

Future Cooperation.

I agree and covenant that I shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the

Company is a party, and regarding which I, by virtue of my employment with the Company, have knowledge or information relevant to said litigation, including, but not limited to, (1) meeting with representatives of the Company to provide truthful information regarding my knowledge, (2) acting as the Company’s representative, and (3) providing, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation.  The Company shall pay directly or reimburse me for any and all reasonable costs and expenses (as well as reasonable attorneys’ fees) incurred by me in connection with my complying with my obligations hereunder.

Trade Secrets and Confidential Information.

I covenant and agree that I have held and shall continue to hold in confidence all Trade Secrets of the Company that came into my knowledge during my employment by the Company and shall not disclose, publish or make use of at any time such Trade Secrets for as long as the information remains a Trade Secret.  “Trade Secret” means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which is not commonly known or available to the public and which (1) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can derive economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

I also covenant and agree that, for the period beginning on the date I sign this Agreement and ending two years after the date my employment ends, (“Nondisclosure Period”), I will hold in confidence all Confidential Information of the Company that came into my knowledge during my employment by the Company and will not disclose, publish or make use of such Confidential Information.  “Confidential

Information” means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company.

The restrictions stated in this Agreement are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law or any prior agreement I have signed or made with the Company regarding trade secrets, confidential information, or intellectual property.  Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable state law any prior agreement I have signed or made with the Company regarding trade secrets, confidential information, or intellectual property.

Return of Materials.

I further covenant and agree that I have or shall promptly deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by me or furnished to me by virtue of my employment with the Company.  I have or shall promptly deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to me by virtue of my employment with the Company.

No Publicity.

During the Nondisclosure Period, I will not publish any opinion, fact, or material, deliver any lecture or address, participate in the making of any film, radio broadcast or television transmission, or communicate with any representative of the media relating to the business or affairs of the Company.  I understand that nothing in this Agreement or in this paragraph: (1) is intended in any way to intimidate, coerce, deter, persuade, or compensate me with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited by law; (2) shall prevent me from filing and administrative charge with the EEOC or participating in an investigation or proceeding by the EEOC or any other governmental agency; or (3) shall prevent me from providing testimony or evidence if I am subpoenaed or ordered by a court or other governmental authority to do so.

Non Compete and Non Solicitation.

Definitions.

For the purposes of this Section, the following definitions apply:

(a)                                  “Non Solicitation Period” means the period beginning on the date I sign this Agreement and ending on April 30, 2012.

(b)                                 “Restricted Activities” means involvement in, development or oversight of human resource activities or strategies for Restricted Businesses.

(c)                                  “Territory” means any location in which the Company conducts business.

(d)                                 “Restricted Businesses” means 1) companies whose primary business is the manufacture, sale, distribution and marketing of carbonated soft drinks, coffee, tea, water, juices or fruit-based beverages (“Non-alcoholic Beverages”), and 2) companies whose business includes the manufacture, sale, distribution and marketing of Non-alcoholic Beverages, but for whom such business(es) may not be the company’s primary business (“Non-Beverage Companies”).  Notwithstanding the foregoing, I may perform services for Non-Beverage Companies (other than PepsiCo, its subsidiaries and affiliates, including but not limited to Pepsi Bottling Group) that have a Competing Business Segment, provided I do not perform services for such Competing Business Segment, and provided I notify the Chief Administrative Officer of the Company of the nature of such service in writing within a reasonable time prior to beginning of such services.  For purposes hereof, “Competing Business Segment” means any subsidiary, division or unit of the business of a company, where such subsidiary, division or unit manufactures, sells, distributes or markets Non-alcoholic Beverages.

Non Compete.

I hereby covenant that I will not, within the Territory prior to April 30, 2012, without the prior written consent of the Chief Administrative Officer of the Company, engage in any Restricted Activities for or on behalf of (including in a consulting capacity) any Restricted Business.  For the avoidance of doubt, notwithstanding anything to the contrary set forth in this agreement, commencing May 1, 2010, without the Company’s knowledge or approval I may accept a position as member of a Board of Directors of any Non-Beverage Companies, and commencing May 1, 2012, I may accept a position as member of a Board of Directors of any company, including those whose business includes the manufacture, sale, distribution and marketing of Non-alcoholic Beverages.

Non Solicitation of Employees.

I hereby covenant and agree that I will not, within the Territory and during the Non Solicitation Period, without the prior written consent of the Chief Administrative Officer of the Company, solicit or attempt to solicit for employment for or on behalf of any corporation, partnership, venture or other business entity any person who, on the last day of my employment with the Company or within twelve months prior to that date, was employed by the Company and with whom I had professional interaction during the last twelve months of my employment with the Company (whether or not such person would commit a breach of contract), provided, however, that such prohibition shall not apply to persons involuntarily terminated by the Company.

Non Solicitation of Customers.

I hereby covenant and agree that I will not, for or on behalf of any Restricted Business,  within the Territory and during the Non Solicitation Period, without the prior written consent of the Chief Administrative Officer of the Company, solicit or attempt to solicit, directly or indirectly, any business related to the Restricted Businesses from any of the Company’s customers, including actively sought prospective customers, with whom I had professional interaction during my employment with the Company.

Reasonable and Necessary Restrictions.

I acknowledge that during the course of my employment with the Company I have received or will receive and had or will have access to Confidential Information and Trade Secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed client/customer/bottler lists and information relating to the operations and business requirements of those clients/customers/bottlers and, accordingly, I am willing to enter into the covenants contained in this Agreement in order to provide the Company with what I consider to be reasonable protections for its legitimate business interests.

I do not disagree with and will not object to the Company’s position that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in scope, terms and duration, and are necessary to protect the legitimate business interests of the Company.  I covenant that I will not challenge the enforceability of this Agreement nor will I raise any equitable defense to its enforcement except in response to any breach by the Company of its obligations to me.

I acknowledge and agree that in the event I breach, or threaten in any way to breach, or it is inevitable that I will breach, any of the provisions of this Agreement, damages shall be an inadequate remedy and the Company shall be entitled to seek, without bond, injunctive or other equitable relief in addition to all other rights otherwise available to the Company at law or in equity; provided, however, that within fifteen days of its learning of my alleged breached or threatened breach, the Company shall provide me with written notice and a reasonable opportunity to cure.

Complete Agreement.

This Agreement and the Separation Letter constitute the complete understanding between me and the Company in respect of the subject matter of this Agreement and, and supersedes all prior agreements relating to the same subject matter.  I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.

Severability.

In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect.  If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

Governing Law.

Except to the extent preempted by Federal Law, this Agreement is to be governed and enforced under the laws of the State of Delaware (except to the extent that Delaware conflicts of law rules would call for the application of the law of another jurisdiction) and any and all disputes arising under this Agreement are to be resolved exclusively by courts sitting in Delaware.  I hereby consent to the jurisdiction of such courts.

Successors and Assigns.

This Agreement inures to the benefit of the Company and its successors and assigns.

Amendment/Waiver.

No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

Acknowledgment.

I have carefully read this Agreement, fully understand each of its terms and conditions, and intend to abide by this Agreement in every respect.  As such, I knowingly and voluntarily sign this Agreement.

Signature:

Cynthia McCague

Date:

THE COCA-COLA COMPANY

By:

Title:

Date:

Summary of Anticipated Consulting Agreement

It is anticipated that the Company will enter into a one-year consulting agreement with Cynthia McCague effective May 1, 2010.  Under the agreement, McCague shall provide consultation to management of Company and work on special projects as requested by the Chief Administrative Officer and the Chief People Officer.  McCague will work a maximum of 43 hours per month, with a guaranteed payment for 40 hours per month.  She will be paid $625 per hour.